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                                                                      Exhibit 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-67865, 333-84607, 333-76195, 333-64084, 333-66408, 333-72428 and 333-107428
of Tweeter Home Entertainment Group, Inc. on Forms S-8, S-8, S-4, S-3, S-8, S-8 and S-3, respectively, of our report dated November 24, 2003, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for goodwill and intangible assets in 2002 and vendor consideration in 2003, appearing in this Annual Report on Form 10-K of Tweeter Home Entertainment Group, Inc. for the year ended September 30, 2003.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 11, 2003